Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--May 19, 2016--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on May 18, a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on June 10, 2016 to shareholders of record on May 27, 2016.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “This dividend declaration is indicative of the Board’s strong belief in the bright future of Simsbury Bank. The recent opening and early successes of our West Hartford branch, significant increases in the volume and diversity of commercial loans and our solid capital position contribute to our confidence in continued growth and improving profitability for the Bank. The Board of Directors is appreciative of the support of our shareholders.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com